As filed with the Securities and Exchange Commission on June 2, 2005.

Registration No. 333-124952

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

To

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ARIES MARITIME TRANSPORT LIMITED

(Exact name of Registrant as specified in its charter)

Bermuda	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6 Posidonos Ave. Kallithea 176 74 Athens Greece 011 30 210 946 7433		Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address and telephone number of Registrant’s principal executive offices)		(Name, address and telephone number of agent for service)

Copies to:

Gary J. Wolfe, Esq. Robert E. Lustrin, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone number) (212) 480-8421 (facsimile number)	Ted W. Paris, Esq. Baker Botts L.L.P. One Shell Plaza 910 Louisiana Houston, Texas 77002 (713) 229-1234 (telephone number) (713) 229-1522 (facsimile number)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Form F-1 is being filed for the sole purpose of adding as exhibits the signed Bermuda validity and tax opinions, exhibits 5.1 and 8.2, respectively.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.    Indemnification of Directors and Officers.

We are a Bermuda exempted company. The BCA provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. The BCA further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section BCA.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The indemnification provided in the bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty.

Our bye-laws further provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer.

Our bye-laws also provide that no officers or directors shall be answerable for the acts, receipts, neglects or defaults of the other officers or directors, or for any bankers or other persons with whom any moneys or effects belonging to the company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the company shall be placed out on or invested.

Our bye-laws further provide that we shall pay to or on behalf of any such director or officer any and all costs and expenses associated in defending or appearing or giving evidence in the proceedings referred to above as and when such costs and expenses are incurred, provided that in the event of a finding of fraud or dishonesty (such fraud or dishonesty having been established in a final judgment or decree not subject to appeal), such person shall reimburse to the company all funds paid by the company in respect of costs and expenses of defending such proceedings.

The BCA permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. Our bye-laws provide that we may purchase and maintain insurance for the benefit of any director or officer against any liability incurred by him under the BCA in his capacity as a director or officer or indemnifying such director or officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to us or our subsidiaries.

The SEC has informed us that, to the extent that indemnification for liabilities arising under U.S. federal securities laws may be permitted to directors or officers under the BCA or our memorandum of association or bye-laws, such indemnification is against public policy and thus unenforceable.

Item 7.    Recent Sales of Unregistered Securities.

We were formed in January 2005 as a wholly owned subsidiary of Rocket Marine Inc., a wholly owned subsidiary of Aries Energy. Pursuant to a 100 to 1 share-split in March 2005, Rocket Marine’s initial 12,000 common shares were redenominated to 1.2 million common shares. Subsequent to our formation in January, we issued 300 common shares to certain subsidiaries of Aries Energy, as consideration for their contribution to us of all the issued and outstanding capital stock of our vessel-owning subsidiaries. These subsidiaries then transferred those 300 shares as a dividend to their sole shareholder, Aries Energy, which in turn distributed the shares to Rocket Marine on June 1, 2005. Those issuances were exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof as transactions not involving any public offering.

On June 1, 2005, we issued to Rocket Marine Inc. a bonus issue of 13.4773615 common shares for each common share held by Rocket Marine Inc. This issuance was exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof as a transaction not involving any public offering.

Item 8.    Exhibits and Financial Statement Schedules.

Exhibit Number	Description
1.1	Form of Underwriting Agreement.*

3.1	Memorandum of Association of Aries Maritime Transport Limited.*

3.2	Bye-laws of Aries Maritime Transport Limited.*

4.1	Form of common share certificate of Aries Maritime Transport Limited.*

5.1	Opinion of Appleby Spurling Hunter, Bermuda counsel for the issuer, regarding validity of the shares.

8.1	Opinion of Seward & Kissel LLP, counsel for the issuer, regarding U.S. tax matters.*

8.2	Opinion of Appleby Spurling Hunter regarding Bermuda tax matters.

10.1	Form of Senior secured credit agreement.*

10.2	Exchange Agreement.*

10.3	Form of Ship Management Agreement.*

10.4	Option Agreement, between Magnus Carriers Corporation and International Container Ships K/S dated December 28, 2004.*

10.5	Form of Registration Rights Agreement.*

10.6	Form of Equity Incentive Plan.*

10.7	Form of Right of First Refusal in Favor of Company.*

10.8	Addendum No. 1 to Agreement dated December 28, 2004 between International Container Ships K/S and Magnus Carriers Corporation, dated May 11, 2005.*

21.1	List of Subsidiaries.*

23.1	Consent of PricewaterhouseCoopers, S.A.*

23.2	Consent of Braemar Container Shipping and Chartering Ltd.*

23.3	Consent of Braemar Seascope plc.*

23.4	Consent of Appleby Spurling Hunter.*

23.5	Consent of Seward & Kissel LLP.*

23.6	Consent of Per Olav Karlsen.*

23.7	Consent of Henry S. Marcus.*

23.8	Consent of Panagiotis Skiadas.*

23.9	Powers of Attorney.**

*	Previously filed.
**	Contained on the signature page hereto.

Item 9.    Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on the 2nd day of June, 2005.

ARIES MARITIME TRANSPORT LIMITED

By:	/s/ MONS S. BOLIN
Name: Mons S. Bolin
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons on June 2, 2005 in the capacities indicated.

Signature	Title

/s/ MONS S. BOLIN Mons S. Bolin	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ RICHARD J.H. COXALL Richard J.H. Coxall	Director, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States, has signed this amendment to the registration statement in the City of Newark, State of Delaware, on June 2, 2005.

PUGLISI & ASSOCIATES

By:	/s/ DONALD J. PUGLISI
Name: Donald J. Puglisi
Title: Managing Director

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